As filed with the Securities and Exchange Commission on December 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5318796
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1985 Douglas Drive North

Golden Valley, Minnesota 55422

(Address of Principal Executive Offices)

2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates

2018 Stock Incentive Plan for Non-Employee Directors of Resideo Technologies, Inc.

Resideo Technologies UK Sharebuilder Plan

(Full Title of the Plans)

Jeannine J. Lane

Executive Vice-President, General Counsel and Corporate Secretary

1985 Douglas Drive North

Golden Valley, Minnesota 55422

(763) 954-5204

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With Copies To:

Arthur H. Kohn, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share, to be issued under the 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates	15,000,000 shares	$20.60	$308,925,000	$37,441.71
Common stock, par value $0.001 per share, to be issued under the 2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc.	1,000,000 shares	$20.60	$20,595,000	$2,496.11
Common stock, par value $0.001 per share to be issued under the Resideo Technologies UK Sharebuilder Plan	250,000 shares	$20.60	$5,148,750	$624.03
Total	16,250,000 shares	$20.60	$334,668,750	$40,561.85

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Resideo Technologies, Inc.’s common stock on December 4, 2018, as reported by the New York Stock Exchange, which was $20.60.

EXPLANATORY NOTE

Resideo Technologies, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of 16,250,000 shares of its common stock, par value $0.001 per share, which is referred to as the Common Stock, that are reserved for issuance upon exercise of options granted, or in respect of awards granted, under the 2018 Stock Incentive Plan of the Company and its Affiliates (the “Stock Incentive Plan”), the 2018 Stock Incentive Plan for Non-Employee Directors of the Company (the “Director Equity Plan”) and the Resideo Technologies UK Sharebuilder Plan (the “UK Share Purchase Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Stock Incentive Plan, the Director Equity Plan and the UK Share Purchase Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Investor Relations

Resideo Technologies, Inc.

1985 Douglas Drive North, Golden Valley, Minnesota 55422

(763) 954-5204

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	Amendment No. 2 to the Company’s Registration Statement on Form 10 (Registration No. 001-38635) as filed with the Commission on October 2, 2018;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 as filed with the Commission on November 13, 2018;

3.

The Company’s Current Reports on Form 8-K filed with the Commission on October 5, 2018, October 15, 2018, October 19, 2018, October 25, 2018 and October 29, 2018 (as amended by Amendment No. 1 on October 29, 2018); and

4.

The description of the Common Stock contained in the Company’s Information Statement filed as Exhibit 99.1 to Amendment No. 2 to the Registration Statement on Form 10 on October 2, 2018, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director or officer of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that the registrant may, through By-law provisions, agreements with agents or other persons, votes of stockholders or disinterested directors or otherwise provide indemnification rights to the fullest extent permitted by the DGCL or any other law of the State of Delaware.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibits

4.1	Amended and Restated Certificate of Incorporation of Resideo Technologies, Inc.

4.2	Amended and Restated Bylaws of Resideo Technologies, Inc.

4.3	2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates.

4.4	2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc.

4.5	2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates Form of Stock Option Award Agreement.

4.6	2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates Form of Restricted Stock Unit Agreement.

4.7	2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates Form of Restricted Stock Unit Agreement (for replacement awards).

4.8	2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates Form of Performance Stock Unit Agreement.

4.9	2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates Form of Performance Unit Agreement.

4.10	2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc. Form of Stock Option Award Agreement.

4.11	2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc. Form of Restricted Stock Unit Agreement.

4.12	Resideo Technologies UK Sharebuilder Plan.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to legality of the common stock.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney.

Item 9.	Undertakings

The Company hereby undertakes:

(a)(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Resideo Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on December 6, 2018.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Joseph D. Ragan III
	Name:	Joseph D. Ragan III
	Title:	Executive Vice-President and Chief Financial Officer

Name	Title	Date

/s/ Michael G. Nefkens	President and Chief Executive Officer, Director	December 6, 2018
Michael G. Nefkens	(Principal Executive Officer)

/s/ Joseph D. Ragan III	Executive Vice-President and Chief Financial Officer	December 6, 2018
Joseph D. Ragan III	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	December 6, 2018
Roger B. Fradin

*	Director	December 6, 2018
Paul F. Deninger

*	Director	December 6, 2018
Niccolo Mcleod De Masi

*	Director	December 6, 2018
Jack R. Lazar

*	Director	December 6, 2018
Nina L. Richardson

*	Director	December 6, 2018
Andrew C. Teich

*	Director	December 6, 2018
Sharon Wienbar

* By:	/s/ Joseph D. Ragan III
Attorney-in-Fact